UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 17, 2015

W. P. CAREY INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13779	45-4549771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 17, 2015, the Board of Directors of W. P. Carey Inc., a Maryland corporation (the “Company”), authorized the amendment and restatement of the Amended and Restated Bylaws of the Company (the “Bylaws”). The Bylaws were amended to add a new Article XV, “Exclusive Forum for Certain Litigation,” providing that, unless the Company agrees otherwise, any derivative action, any action asserting a claim in respect of breach of fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, any action asserting a claim pursuant to the Maryland General Corporation Law, or any action asserting a claim governed by the internal affairs doctrine, be brought in the Circuit Court for Baltimore City, Maryland.

The foregoing summary of the amendment to the Bylaws is qualified in its entirety by reference to the full text of Article XV of the Second Amended and Restated Bylaws of the Company filed as Exhibit 3.1 hereto and incorporated herein by reference to this Item 5.03.

Item 8.01.    Other Events.

On August 21, 2015, Mr. Ira Gaines and entities affiliated with him withdrew with prejudice the Notice of Appeal they had filed on November 24, 2014 in connection with the purported class action (Ira Gaines, et al. v. Corporate Property Associates 16 – Global Incorporated, Index. No. 650001/2014, N.Y. Sup. Ct., N.Y. County) that the plaintiffs had filed against us, our subsidiary, WPC REIT Merger Sub Inc., Corporate Property Associates 16 – Global Incorporated (“CPA®:16 – Global”), and the directors of CPA®:16 – Global regarding our merger with CPA®:16 – Global, which was completed on January 31, 2014. As a result, the decision that the trial court rendered in our favor on October 15, 2014 is now final, and the case has been dismissed.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of W. P. Carey Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: September 23, 2015	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Corporate Secretary